EXHIBIT 23.1

Consent of Independent Registered Public Accountants Firm

We consent to the inclusion in this Pre-Effective Amendment No. 2 to the registration statement of Cougar Biotechnology, Inc. on Form SB-2/A (registration no. 333-133779) of our report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, dated February 10, 2006, except for Note 16, which is as of April 6, 2006, on our audits of the financial statements of Cougar Biotechnology, Inc. as of December 31, 2005 and 2004 and for the years then ended, and for the period from May 13, 2003 (date of inception) through December 31, 2005. We also consent to the reference to our firm under the caption “Experts”.

/s/ J.H. Cohn LLP

San Diego, California
September 8, 2006